EXHIBIT 10.7

MINDSPEED TECHNOLOGIES, INC.
2003 STOCK OPTION PLAN
As Amended and Restated as of July 1, 2008

1.     Purpose.

In connection with the Distribution, certain stock options granted pursuant to the Conexant Stock Option Plans will be adjusted in accordance with the provisions of the Employee Matters Agreement so that following the Distribution the respective grantees will hold stock options to purchase Shares in addition to stock options to purchase Conexant Shares, and the Corporation will assume Conexant’s obligations with respect to the adjusted stock options for Shares.  The purpose of this 2003 Stock Option Plan is (a) to provide a means for the Corporation to perform its obligations with respect to the adjusted stock options for Shares and (b) to foster creation of and enhance shareholder value by linking the compensation of officers and other employees of the Corporation, whose stock options granted pursuant to the Conexant Stock Option Plans will be adjusted so that such officers and employees also hold stock options for Shares or who may receive grants of stock options pursuant to the terms of the Plan, to increases in the price of the Shares, thus providing means by which persons of outstanding abilities can be motivated and retained.  Subject to the rights of the Board of Directors and the Committee provided in the Plan and any Sub-Plan, it is intended that the provisions of the Plan and any of Sub-Plans A through K will provide the Participants with Options that have substantially the same terms and conditions as the Conexant Options from which such Options are derived.  The Board of Directors or the Committee may look to the original plan or plans from which the Plan or any of Sub-Plans A through K is derived in order to interpret the Plan or any of Sub-Plans A through K or an Option governed by the Plan or any of Sub-Plans A through K or to resolve any inconsistency or error which may exist in the Plan or any of Sub-Plans A through K.

2.     Definitions.

For purposes of the Plan, the following terms shall have the meanings set forth below:

a.     Board of Directors.  The Board of Directors of the Corporation.

b.     Code.  The Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.

c.     Committee.  The Compensation and Management Development Committee of the Board of Directors, as it may be comprised from time to time, or another committee of the Board of Directors designated by the Board of Directors to administer the Plan.

d.     Conexant.  Conexant Systems, Inc., a Delaware corporation, and any successor thereto.

e.     Conexant Option.  An option to purchase Conexant Shares granted pursuant to any of the Conexant Stock Option Plans, other than Specified Conexant Options.

f.      Conexant Shares.  Shares of common stock, par value $.01 per share, of Conexant, or any security of Conexant issued in substitution or exchange therefor or in lieu thereof.

g.     Conexant Stock Option Plans.  As the context requires, any or all of the following (including any sub-plans authorized thereunder), in each case, as amended through the Distribution Date:

1.	Conexant Systems, Inc. 1998 Stock Option Plan;

2.	Conexant Systems, Inc. 1999 Long-Term Incentives Plan;

3.	Conexant Systems, Inc. 2000 Non-Qualified Stock Plan;

4.	Conexant Systems, Inc. Directors Stock Plan;

5.	Applied Telecom, Inc. 2000 Non-Qualified Stock Option Plan;

6.	HotRail, Inc. 1997 Equity Incentive Plan;

7.	HotRail, Inc. 2000 Equity Plan;

8.	HyperXS Communications, Inc. 2000 Stock Option Plan;

9.	Istari Design, Inc. 1997 Stock Option Plan;

10.	Maker Communications, Inc. 1996 Stock Option Plan;

11.	Maker Communications, Inc. 1999 Stock Incentive Plan;

12.	Microcosm Communications Limited Stock Option Plan;

13.	NetPlane Systems, Inc. Stock Option Plan;

14.	Novanet Semiconductor Ltd. Employee Shares Option Plan;

15.	Philsar Semiconductor Inc. Stock Option Plan; and

16.	Sierra Imaging, Inc. 1996 Stock Option Plan.

h.     Corporation.  Mindspeed Technologies, Inc., a Delaware corporation, and any successor thereto.

i.      Director.  A member of the Board of Directors.

j.      Distribution.  The pro rata distribution of outstanding Shares owned by Conexant to Conexant’s shareowners.

k.     Distribution Date.  The date on which Conexant distributes Shares to Conexant’s shareowners.

l.      Employee Matters Agreement.  The Employee Matters Agreement dated as of June 27, 2003 by and between Conexant and the Corporation.

m.    Exchange Act.  The Securities Exchange Act of 1934, as amended.

n.     Fair Market Value.  The closing price of the Shares as reported on the American Stock Exchange or such other national securities exchange or automated inter-dealer quotation system on which the Shares have been duly listed and approved for quotation and trading on the date of a determination (or on the next preceding day such stock was traded if it was not traded on the date of a determination).

o.     Option.  An option to purchase Shares derived from adjustments to a Conexant Option, other than Specified Conexant Options, in connection with the Distribution and in accordance with the Employee Matters Agreement or an option granted in connection with an offer to exchange outstanding Options for new Options pursuant to Section 4(c) and Sub-Plan L.

p.     Participant.  Any person who as of the close of business on the Distribution Date held one or more outstanding Conexant Options under one or more of the Conexant Stock Option Plans and who, for purposes of a particular Sub-Plan, also satisfies the additional requirements set forth in the definition of “Participant” in that Sub-Plan.

q.     Plan.  This Mindspeed Technologies, Inc. 2003 Stock Option Plan.

r.      Securities Act.  The Securities Act of 1933, as amended.

s.     Shares.  Shares of common stock, par value $.01 per share, of the Corporation, or any security of the Corporation issued in substitution, exchange or in lieu thereof.

t.      Specified Conexant Options.  Conexant Options (i) granted to certain executive officers of Conexant’s Broadband Communications business which pursuant to their terms shall remain solely options to purchase Conexant Shares or (ii) held by persons in certain foreign locations as shall be designated by Conexant.

u.     Sub-Plans.  Sub-Plans A through L of the Plan.

3.     Plan Administration.

a.     The Committee shall exercise all responsibilities, powers and authority relating to the administration of the Plan not reserved by the Board of Directors.

b.     The Board of Directors reserves the right, in its sole discretion, to exercise or authorize another committee or person to exercise some of or all the responsibilities, powers and authority vested in the Committee under the Plan.

c.     None of the Corporation or any of its Subsidiaries, any member of the Board of Directors or of the Committee, or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

4.     Options.

a.     The outstanding Options entitle the holders thereof to purchase such numbers of Shares at such exercise prices as shall be determined pursuant to resolutions to be adopted by Conexant’s Board of Directors before the Distribution Date in accordance with the Employee Matters Agreement and otherwise have the same terms and conditions as the Conexant Options from which they are derived; provided, however, that references to the “Corporation” shall mean the Corporation instead of Conexant; provided, further, that the purchase price of the Shares shall be payable as provided in Section 5.

b.     Options granted pursuant to Section 4(c) will entitle the holders thereof to purchase such numbers of Shares at such exercise prices as shall be determined by the Committee pursuant to the terms and conditions of Sub-Plan L.

c.     Shares subject to the unexercised portion of any terminated, forfeited or cancelled Option shall be available for future grants of Options solely in connection with offers to exchange outstanding Options for new Options made to Employees and Non-Employees (as defined in Sub-Plan L), which new Options shall be subject to the terms and conditions set forth in Sub-Plan L.  Notwithstanding anything in the Plan to the contrary, the specific provisions of Sub-Plan L shall govern any Options granted pursuant to this Section 4(c).

5.     Payment.  To the extent that the right to purchase Shares has accrued and is in effect, the Option may be exercised in full at one time or in part from time to time by giving notice of exercise pursuant to such procedures and according to such terms and conditions as may be adopted by the Committee from time to time.  Options granted under the Plan may provide for the payment of the exercise price, as provided in the terms and conditions applicable to the Conexant Options from which the Options are derived, by delivery of (a) cash or a check payable to the order of the Corporation in an amount equal to the exercise price of such Options, (b) Shares owned by the Participant having a Fair Market Value equal in amount to the exercise price of the Options being exercised, or (c) any combination of (a) and (b); provided, however, that payment of the exercise price by delivery of Shares owned by the Participant may be made only if the payment does not result in a charge to earnings for financial accounting purposes as determined by the Board of Directors or the Committee; provided, further, that the purchase price of the Shares with respect to which an Option or portion thereof is exercised cannot be paid by delivery of Conexant Shares but shall be payable in full in cash or in Shares or in a combination of cash and Shares; provided, further, that to the extent that the exercise price of an Option is denominated in foreign currency and is not converted (with the consent of the Option holder) into U.S. dollars, only payment by cash or check may be made.  In addition, Participants may, either on a selective or aggregate basis, simultaneously exercise options and sell the Shares thereby acquired, pursuant to a brokerage or similar arrangement approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such Shares and any applicable withholding taxes.

6.     Book-Entry Statements.  Upon exercise and full payment for the Option, a book-entry statement representing the number of Shares purchased will be issued as soon as practicable (i) after the stock option administrator (the “Administrator”) whom the Corporation has engaged to administer and process stock option exercises has received full payment therefor or (ii) at the Corporation’s or the Administrator’s election in their sole discretion, after the Corporation or the Administrator has received (x) full payment of the exercise price of the Shares subject to the Options and (y) any reimbursement in respect of withholding taxes due.

7.     Shares Available.  The total number of Shares which may be delivered upon exercise of Options shall not exceed the number (estimated to be approximately 6 million Shares as of July 1, 2008) necessary to provide for the exercise of Options outstanding on the Distribution Date as provided in the Employee Matters Agreement, subject to any further adjustments provided for herein; provided, however, that, subject to the provisions of Section 8, without the approval of shareholders of the Corporation, the Committee may not amend the Plan to increase the number of Shares which may be delivered under the Plan.  Shares which may be delivered upon exercise of Options may consist in whole or in part of unissued or reacquired Shares.  The Corporation will at all times reserve a sufficient number of authorized and unissued Shares to satisfy outstanding Options in full.

8.     Adjustments.  If there shall be any change in or affecting Shares on account of any merger, consolidation, reorganization, recapitalization, reclassification, stock dividend, stock split or combination, or other distribution to holders of Shares (other than a cash dividend), there shall be made or taken such amendments to the Plan and such adjustments and actions thereunder as the Board of Directors may deem appropriate under the circumstances; provided, however, that the foregoing is subject to the specific provisions of each individual Sub-Plan regarding adjustments.

9.     Miscellaneous.

a.     No award or portion thereof shall be transferable by the Participant otherwise than (i) by will or by laws of descent and distribution, (ii) by gift to members of a Participant’s immediate family, (iii) to a trust established for the benefit of a Participant’s immediate family members only, (iv) to a partnership in which a Participant’s immediate family members are the only partners or (v) as otherwise determined by the Committee. For purposes of this plan, “immediate family” shall mean the Participant’s spouse and natural, adopted or step-children and grandchildren.  Notwithstanding any transfer of an award or portion thereof, the transferred award shall continue to be subject to the same plan and grant agreement terms and conditions as were applicable to the Participant immediately prior to the transfer, as if the Option had not been transferred.  Except as otherwise provided under Sub-Plan L and any award agreement thereunder, each Option shall be exercisable during the lifetime of the Participant to whom the Conexant Option from which it is derived was granted only by the Participant unless the Option has been transferred in accordance with the provisions of the Plan, in which case it shall be exercisable only by the transferee (or by the legal representative of the estate or the heirs or legatees of the transferee).

b.     No person shall have the rights or privileges of a shareholder of the Corporation with respect to Shares subject to an Option until such person has received such Shares following exercise of such Option.

c.     No fractional Shares shall be issued or transferred pursuant to the Plan.  If any Option shall be exercisable for a fractional Share, the person entitled thereto shall be paid an amount equal to the excess of the Fair Market Value as of the date of exercise over the exercise price for any fractional Share deliverable in respect of exercise of that Option.

d.     The Corporation shall have the right in connection with the delivery of any Shares upon exercise of an Option to require as a condition of such delivery that the recipient represent that such Shares are being acquired for investment and not with a view to the distribution thereof and that he or she will make no transfer of the same except in compliance with any rules and regulations in force at the time of such transfer under the Securities Act or any other applicable law.

e.     The Corporation shall have the right in connection with any exercise of an Option, to deduct from any amount otherwise payable by the Corporation, an amount equal to any taxes required by law to be withheld with respect to exercise of that Option or to require the Participant or other person effecting such exercise, as a condition of and prior to delivery of Shares upon such exercise, to pay to the Corporation an amount sufficient to provide for any such taxes so required to be withheld, provided that such amount shall not exceed the statutory maximum.

f.      The Corporation shall bear all expenses and costs in connection with the operation of the Plan, including costs related to the purchase, issue or transfer of Shares, but excluding taxes imposed on any person receiving a payment or delivery of Shares under the Plan.

g.     No employee of the Corporation shall have any right as a Participant to continue in the employ of the Corporation for any period of time or to a continuation of any particular rate of compensation, and the Corporation expressly reserves the right to discharge or change the assignment of any of its employees who are Participants at any time.  There is no obligation for uniformity of treatment of Participants under the Plan.

10.   Interpretations and Determinations.  The Committee shall have the power from time to time to interpret the Plan and any Sub-Plan, to adopt, amend and rescind rules, regulations and procedures relating to the Plan and any Sub-Plan, to make, amend and rescind determinations under the Plan and any Sub-Plan and to take all other actions that the Committee shall deem necessary or appropriate for the implementation and administration of the Plan and any Sub-Plan.  All interpretations, determinations and other actions by the Committee not revoked or modified by the Board of Directors shall be final, conclusive and binding upon all parties.  In the event of any conflict between the Plan and any Sub-Plan, the terms of the Sub-Plan shall govern and, with respect to Sub-Plans A-K, in a manner consistent with Section 1 of the Plan; provided, however, that Section 9(a) of the Plan shall control over any inconsistent provision in any of Sub-Plans A-K or an award agreement related to any of Sub-Plans A-K.

11.   Section Headings.  The section headings contained herein are for the purpose of convenience only, and in the event of any conflict, the text of the Plan, rather than the section headings, shall control.

12.   Gender, Etc.  In interpreting the Plan and any Sub-Plan, the masculine gender shall include the feminine, the neutral gender shall include the masculine or feminine, and the singular shall include the plural unless the context clearly indicates otherwise.

13.   Invalidity.  If any term or provision contained herein or in any award agreement evidencing an Option shall to any extent be invalid or unenforceable, such term or provision will be re-formed so that it is valid, and such invalidity or unenforceability shall not affect any other provision or part thereof.

14.   Effective Date.  Upon approval by the sole shareholder of the Corporation, the Plan shall become effective as of the Distribution Date.

15.   Applicable Law.  The Plan, any Sub-Plan, any award agreement related to any Sub-Plan and all actions taken hereunder or thereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof.